AEP Industries Inc. Reports Fiscal 2013 Third Quarter And Year-To-Date-Results

SOUTH HACKENSACK, N.J., Sept. 9, 2013 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its third quarter ended July 31, 2013.

Net sales for the third quarter of fiscal 2013 decreased $0.1 million to $291.9 million from $292.0 million for the third quarter of fiscal 2012. Net sales for the nine months ended July 31, 2013 decreased $11.7 million, or 1.4%, to $844.6 million from $856.3 million in the same period of the prior fiscal year. The decrease during the three months ended July 31, 2013 was the result of a decrease in average selling prices offset by a 0.3% increase in sales volume compared to the prior year period. The decrease during the nine months ended July 31, 2013 was the result of a 1% decrease in sales volume combined with a decrease in average selling prices compared to the prior year period. The sales volume for the nine months ended July 31, 2013, was negatively impacted by supply disruption from the movement and installation of equipment related to the Company's Webster and Transco acquisitions.

Gross profit for the third quarter of fiscal 2013 was $37.7 million, a decrease of $18.9 million, or 33.4%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $14.7 million during the periods and a $1.5 million increase in depreciation expense, gross profit decreased $2.7 million primarily from costs due to realignments and increases to manufacturing capabilities.

Gross profit for the first nine months of fiscal 2013 was $117.3 million, a decrease of $17.0 million, or 12.7%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $12.7 million during the periods and an increase in depreciation expense of $3.3 million, gross profit decreased $1.0 million primarily from unabsorbed costs and costs due to realignments and increases to manufacturing capabilities.

Operating expenses for the third quarter of fiscal 2013 were $31.0 million, a decrease of $0.7 million, or 2.4%, compared to the same period in the prior fiscal year and for the first nine months of fiscal 2013 were $91.1 million, a decrease of $0.3 million, or 0.3%, compared to the comparable period in the prior fiscal year. The decrease for the three months ended July 31, 2013 was primarily due to a decrease in the Company's provisions related to employee cash performance incentives and a decrease in professional fees, partially offset by severance payments related to the Company's Webster operations. Included in the nine months ended July 31, 2012 was $0.6 million of acquisition-related fees associated with the Webster acquisition. Excluding such fees, operating expenses for the nine months ended July 31, 2013 increased $0.3 million primarily due to an increase in share-based compensation costs associated with the Company's stock option and performance units and severance payments related to the Company's Webster operations, partially offset by synergies achieved related to the integration of Webster, lower bad debt expense and a decrease in the Company's provisions related to employee cash performance incentives. Operating expenses during the three and nine months ended July 31, 2013 also include a temporary increase in inter-plant transportation costs incurred to maintain traditional customer service levels as manufacturing sites are realigned and higher fuel costs.

"Our results for the third quarter reflect the stability of our business and our strength in generating cash flow in the face of continued challenges due to market and resin cost volatility, and the realignment of certain AEP manufacturing sites," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "During the quarter, we completed the majority of the equipment relocations associated with our Webster and Transco acquisitions, and, as anticipated, we recorded a modest improvement in volumes. We remain confident that our realignment efforts, combined with our targeted price management and investment strategies, will optimize our operations, support our sales growth and improve margins. We believe AEP remains well positioned in the current market, and we look forward to continuing to enhance value for shareholders."

Interest expense for the three months and nine months ended July 31, 2013 decreased $0.1 million and $0.4 million, respectively, as compared to the prior year periods resulting primarily from lower average borrowings under the Company's credit facility and unrealized gains on the Company's interest rate swap, partially offset by additional interest expense on new capital leases and interest expense on the Company's mortgage note which was entered into on July 25, 2012.

Net income for the three months ended July 31, 2013 was $1.8 million, or $0.32 per diluted share, as compared to net income of $12.3 million, or $2.20 per diluted share, for the three months ended July 31, 2012. Net income for the nine months ended July 31, 2013 was $9.8 million, or $1.74 per diluted share, as compared to net income of $17.5 million, or $3.15 per diluted share, for the nine months ended July 31, 2012. The nine months ended July 31, 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $14.4 million in the current quarter as compared to $16.4 million for the three months ended July 31, 2012. Adjusted EBITDA for the nine months ended July 31, 2013 was $58.0 million, as compared to $56.5 million for the nine months ended July 31, 2012.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	Third Quarter	July YTD	July YTD
	Fiscal 2013	Fiscal 2012	Fiscal 2013	Fiscal 2012
	(in thousands)

Net income	$ 1,788	$ 12,277	$ 9,758	$ 17,468
Provision for taxes	579	7,868	3,825	11,153
Interest expense	4,567	4,694	13,965	14,402
Depreciation and amortization expense	7,343	5,626	20,884	16,927
(Decrease) increase in LIFO reserve	(1,407)	(16,050)	5,566	(7,150)
Gain on bargain purchase of a business	-	-	(1,001)	-
Other non-operating income	(224)	(14)	(308)	(78)
Share-based compensation	1,799	2,012	5,301	3,781
Adjusted EBITDA	$ 14,445	$ 16,413	$ 57,990	$ 56,503

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 10, 2013, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 35038294. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries and Transco Plastics Industries, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2013	2012	2013	2012
NET SALES	$291,873	$291,988	$844,589	$856,315
COST OF SALES	254,204	235,457	727,273	721,988
Gross profit	37,669	56,531	117,316	134,327
OPERATING EXPENSES:
Delivery	13,308	13,066	39,310	38,847
Selling	10,373	10,528	29,486	30,333
General and administrative	7,278	8,112	22,281	22,202
Total operating expenses	30,959	31,706	91,077	91,382
Operating income	6,710	24,825	26,239	42,945
OTHER (EXPENSE) INCOME:
Interest expense	(4,567)	(4,694)	(13,965)	(14,402)
Gain on bargain purchase of a business	—	—	1,001	—
Other, net	224	14	308	78
Income before provision for income taxes	2,367	20,145	13,583	28,621
PROVISION FOR INCOME TAXES	(579)	(7,868)	(3,825)	(11,153)
Net income	$1,788	$12,277	$9,758	$17,468
BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$0.32	$2.22	$1.75	$3.17
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$0.32	$2.20	$1.74	$3.15

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com